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                                                                     EXHIBIT 2.3



         AMENDMENT TO STOCK PURCHASE AGREEMENT AND EMPLOYMENT AGREEMENTS
                                DECEMBER 31, 2002


Reference is made to that certain Stock Purchase Agreement dated April 6, 2001 ("Stock Purchase Agreement") by and among Metretek Technologies, Inc., PowerSecure, Inc. ("PowerSecure"), Stanley W. Timblin ("S. Timblin") and Jeffrey
W. Timblin ("J. Timblin"); and to that certain Employment and Non-Competition Agreement dated April 10, 2001 by and among PowerSecure and S. Timblin, and to that certain Employment and Non-Competition Agreement dated April 10, 2001 by and among PowerSecure and J. Timblin (collectively, the "Timblin Employment Agreements").

WHEREAS, the Stock Purchase Agreement provided for the purchase by PowerSecure of 100% of the common stock of Industrial Automation Corp. ("IAC") from S. Timblin and J. Timblin; and

WHEREAS, the Stock Purchase Agreement provides a mechanism for the adjustment of the Purchase Price of such common stock based upon post-closing adjustments to the IAC "net working capital" (as defined) that existed as of the date of closing; and,

WHEREAS, the Stock Purchase Agreement provides that the purchase price adjustment be based upon final adjustments to the net working capital after consideration of actual collections of IAC and actual payments of IAC liabilities, whether or not disclosed as of the closing date, that occurred after the closing date; and,

WHEREAS, the Timblin Employment Agreements provided for certain Incentive Compensation to be earned by S. Timblin and J. Timblin based upon the profits derived by certain "Earnout Projects" anticipated to be awarded to IAC and completed subsequent to closing; and,

WHEREAS, the Stock Purchase Agreement provides that in the event that the net working capital Adjustment Amount is determined to be negative (S. Timblin and J. Timblin owing PowerSecure), that such amount shall be offset against the Incentive Compensation, provided that to the extent such Adjustment Amount is not fully recovered by November 30, 2002, then such amount shall be paid by S. Timblin and J. Timblin on or before December 31, 2002; and,

WHEREAS, as of December 31, 2002, there was in fact a negative Adjustment Amount due to PowerSecure from S. Timblin and J. Timblin in the amount of $345,888.69, as shown in the attached exhibit "A"; and,

WHEREAS, certain of the original concepts and expectations with respect to the conduct of IAC's business and the employment of S. Timblin and J. Timblin have changed, as described in the memo attached as exhibit "B".

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Section 1.4 "Purchase Price Adjustment" of the Stock Purchase Agreement is hereby terminated, eliminated and of no further force and effect. Any Adjustment Amount, which might have otherwise been calculated and be owing from one party to the other is hereby voided and forever terminated and forgiven.

     2. Section 4.(b) of the Timblin Employment Agreements is hereby terminated, eliminated and of no further force and effect. Any actual or potential liability of PowerSecure to pay Incentive compensation to either S. Timblin or J. Timblin is voided and forever terminated and forgiven.

     3. All other provisions of the Stock Purchase Agreement and the Timblin Employment Agreements remain unmodified and if full force and effect.


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         IN WITNESS WHEREOF, this Amendment to the Stock Purchase Agreement and the Timblin Employment Agreements has been executed and delivered by or on behalf of the parties hereto, effective as of the date first above written.



                                       /s/ Stanley W. Timblin
                                       --------------------------------
                                       Stanley W. Timblin, Individually

                                       /s/ Jeffrey W. Timblin
                                       --------------------------------
                                       Jeffrey W. Timblin, Individually



                                       POWERSECURE, INC.

                                       By: /s/ Sidney Hinton
                                           ----------------------------
                                       Its: CEO
                                           ----------------------------



                                       METRETEK TECHNOLOGIES, INC.

                                       By:  /s/ A. Bradley Gabbard
                                           ----------------------------
                                       Its: Exec. V. P.
                                           ----------------------------

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